                                                                  EXHIBIT 99.22


FOR IMMEDIATE RELEASE

Diodes, Inc. Introduces Low Barrier Schottky Rectifier

--Development with FabTech, Inc. extends battery life for hand-held devices--

Westlake Village, California, April 5, 2001 - Diodes Incorporated (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the telecommunications, computing, electronics and automotive industries, today announced it has introduced a highly efficient, low barrier Schottky rectifier, the BAT750. This innovative surface mount Schottky device, suited for use in LCD modules, PCMCIA cards, portable applications, and hand-held devices, is the result of a successful development between Diodes and its recently acquired FabTech subsidiary.

Designed for battery-powered end products such as PDA's, cell phones, and laptop computers, the BAT750 provides extended battery life by reducing power consumption and enables efficient operation with its low forward voltage drop.

"This new low barrier Schottky represents a significant reduction in power consumption and heat generation, both of which are critical in the hand-held market," said Mark King, Vice President of Sales and Marketing for Diodes, Inc. "After recently announcing our first design win for this technology, we anticipate that the enhanced version will meet with a strong reception in a variety of battery powered applications."

"More importantly, this product introduction represents the initial fruits of our productive working relationship with FabTech's engineering team. In the coming months, we look forward to announcing additional new products that will position Diodes at the forefront of Schottky technologies and provide even more advanced solutions to our customers."

From an engineering standpoint, the BAT750 offers a very low forward voltage drop of typically less than 300mV at 300mA and an extended operating range up to 750mA, whereas the typical forward voltage drop is less than 400mV. The device has a guaranteed Vf Less Than 490mV max @ If=0.75A, and has a very high average rectified current rating for a SOT-23 device of (Io): 750mA. This enables excellent power efficiency in high-density applications.

With its small footprint, high current rating and low Vf, the BAT750 remains cooler than standard devices when passing current under equivalent heat sinking schemes or with equivalent PCB layouts, thus providing a larger safe-operating area for forward operation.

Maximizing efficiency for longer battery lifetimes, the BAT750 is well suited for the 5V-to-12V Boost Converter and Positive-to-Negative Converter with Direct Feedback. Other applications include the Dual Output Fly back Converter with Over-voltage Protection; Low Ripple 5V to -3V "Cuk" Converter; High Efficiency CCFL Supply; 2 Li-Ion Cell to 5V SEPIC Converter; and Low Noise Step-up DC-DC Converter.

For pricing, packaging and availability visit http://www.diodes.com or contact Diodes' customer service at 800-446-4874 or email at info@diodes.com.

About Diodes Incorporated

Diodes, Inc. (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, electronics and automotive markets. The Company operates two Far East subsidiaries, Diodes-China (QS-9000 & ISO-14001 certified) in Shanghai and Diodes-Taiwan (ISO-9000 certified) in Taipei. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. The Company's newly acquired 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand and product mix, the introduction of new products, the Company's ability to maintain customer and vendor relationships and market share, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks associated with the acquisition and integration of FabTech, the risk of a protracted global economic slowdown, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated

CONTACT: Crocker Coulson, Partner, Coffin Communications Group;

(818) 789-0100 e-mail: crocker.coulson@coffincg.com or Mark King, Vice President-Sales and Marketing, Diodes, Inc.; (805) 446-4800


--------------------------------------------------------------------------------
Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.




                                       26